EXHIBIT 5

May 9, 2008

Edwards Lifesciences Corporation

One Edwards Way

Irvine, California 92614

Re:                               Edwards Lifesciences Corporation — Registration Statement on Form S-8 for an offering of 2,800,000 shares of common stock of Edwards Lifesciences Corporation (the “Shares”)

Ladies and Gentlemen:

We have acted as counsel to Edwards Lifesciences Corporation, a Delaware corporation (the “Company”) in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 2,800,000 shares of common stock for issuance under the Company’s Long-Term Stock Incentive Compensation Program (the “Long-Term Program”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Long-Term Program.  Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to provisions of duly authorized award agreements under the Long-Term Program and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.  In giving the opinion set forth in this letter, we do not hereby admit that we are acting in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Long-Term Program or the Shares.

Very truly yours,

/s/ Morgan Lewis & Bockius, LLP

MORGAN LEWIS & BOCKIUS, LLP